Exhibit 10.4

[PDL LETTERHEAD]

May 1, 2002

Laurence Jay Korn
34801 Campus Drive
Fremont, CA 94555

Re: Special Compensation and Continued Employment Agreement

Dear Laurence:

As we have discussed, Protein Design Labs, Inc. (the "Company") wishes to acknowledge your resignation as the Company's Chief Executive Officer and memorialize the terms of your continued employment with the Company as its Chairman of the Board of Directors ("Chairman") by entering into this Special Compensation and Continued Employment Agreement (the "Agreement") with you.

1. Resignation. You hereby resign from your position as Chief Executive Officer of the Company effective as of May 1, 2002, and accept continued employment with the Company as its Chairman.

2. Services. As the Company's Chairman, you shall have the following duties:

(a) take the lead role in forming a Corporate Governance committee of the Board of Directors (the "Board") and/or a Nominating Committee (to review and evaluate potential nominees to the Board, and to make recommendations to the Board regarding such potential nominees) of the Board, and make recommendations to the Board as to the scope and charter of such committee(s);

(b) participate in leading investor relations in coordination with the Chief Executive Officer and Vice President, Business Development and Corporate Communications (or the successor head of Corporate Communications); in this role you will have access to the Chief Executive Officer's direct reports in Corporate Communications on strategy and implementation;

(c) participate in leading business development activities for the Company in coordination with the Chief Executive Officer and Vice President, Business Development and Corporate Communications (or the successor head of Business Development); in this role you will have access to the Chief Executive Officer's direct reports in Business Development on strategy and implementation;

(d) such other duties as the Company's Board may reasonably assign to you; and

(e) serve as Chairman and as a member of the Board and preside at all Board meetings and stockholder meetings.

You will be given access to all Company information necessary to perform your duties hereunder, which information would be deemed material under the federal securities laws. With respect to your duties for the Company, including but not limited to those set forth in subsections (b) - (d) above (but excluding your activities as a member of the Board or of any Board committee), you shall coordinate and consult with the Company's Chief Executive Officer and his/her designees to carry out such duties. In the event of any disagreement between you and the Chief Executive Officer, the decision of the Chief Executive Officer shall control.

3. Compensation. During the remainder of your employment, you will be compensated for your services to the Company as follows:

(a) Base Salary. Until April 30, 2004, your base salary shall be equal to your final base salary as the Company's Chief Executive Officer ($515,000 per year). Although it will be under no obligation to do so, the Board may increase your base salary at any time, in its sole discretion. If you continue to be employed by the Company after April 30, 2004, your salary shall be subject to negotiation.

(b) Stock Options. All of your current unvested options to purchase the Company's common stock shall continue to vest at the full time vesting rate. Notwithstanding anything to the contrary contained in the applicable stock option agreements, such stock options shall continue to vest at that rate for as long as you are an employee and/or director of the Company, except that stock options granted under the 1991 Stock Option Plan will continue to vest only as long as you remain an employee. Although it will be under no obligation to do so, the Board may grant you additional stock options at any time in its sole discretion.

(c) Benefits. The Company will continue to provide you with the following employee fringe benefits that you were receiving as of the effective date of your resignation as the Company's Chief Executive Officer: group health insurance (including dependent coverage), short and long-term disability insurance, life insurance, accidental death and dismemberment insurance, business travel accident insurance, 401(k) matching, employee stock purchase plan and tuition reimbursement. You will also remain eligible to participate in the Company's retiree medical insurance plan. The Company will increase, or may reduce, your fringe benefits under the plans identified in this paragraph if such increase or reduction is similarly applicable to the Company's Chief Executive Officer. In addition, so long as you remain an employee of the Company, the Company will continue to provide you with at least your current level of vacation, sick leave, holiday leave and comp time and reimbursement of travel expenses.

(d) Administrative Support/Office. The Company will continue to provide you, at the Company's sole expense, with the services of a full-time administrative assistant, and with reasonable office facilities for you and your administrative assistant in Palo Alto or Menlo Park, California (or any other reasonable location in the San Francisco Bay Area), which shall be your principal office and be equipped with standard office equipment, such as telephone lines, desktop personal computers and office furniture. To the extent that she is agreeable to doing so, Jeanne Mager will serve as your administrative assistant. Ms. Mager will continue to be employed by the Company while serving as your administrative assistant. If Ms. Mager's employment is terminated by the Company without "Cause" (as defined below) or if Ms. Mager elects to resign from her employment with the Company within 30 days following the termination of your employment with the Company for any reason, and if Ms. Mager executes and delivers to the Company a general release of all known and unknown claims in a form satisfactory to the Company, the Company will pay Ms. Mager a lump sum severance payment equal to the greater of (i) six months' base pay at Ms. Mager's final base pay rate, or (ii) two weeks' base pay at Ms. Mager's final base pay rate for each full year of her employment with the Company, and will accelerate her stock options for the same period.

You will enter Company facilities (other than the office at a location other than the Fremont facilities provided to you pursuant to this paragraph) only as (i) reasonably necessary to perform your duties under paragraph 2(a) - (e), or (ii) requested by the Chief Executive Officer. The Company also will provide an office at its Fremont facilities for your use during visits to such facilities in carrying out your duties under paragraph 2(b), 2(c) and 2(d).

You will not be entitled to any other compensation or benefits from the Company during the remainder of your employment, except as provided in paragraph 8 of this Agreement.

4. Term of Employment. Your employment is for no specified term, and may be terminated by you or the Company at any time, with or without cause, in accordance with the terms and conditions of this Agreement.

5. No Conflict. During the remainder of your employment with the Company, you agree to devote such business time, energy and skill to your duties at the Company as is reasonably necessary to perform your duties hereunder (which we anticipate will be less than full-time employment). Notwithstanding the previous sentence, you may engage in such personal and other business activities as you wish (including but not limited to service on other Boards of Directors) so long as such activities do not violate your fiduciary obligations to the Company.

6. Benefits Upon Termination. As noted above, you or the Company can terminate our employment relationship at any time, with or without cause. If the Company terminates your employment for a reason other than (i) "Cause" (as defined below), (ii) your death, or (iii) your inability to perform the essential functions of your job due to disability even after reasonable accommodation, such termination shall be an "Involuntary Termination". In the event of an Involuntary Termination, and if you execute and deliver to the Company within 60 days following your Involuntary Termination a general release of all known and unknown claims against the Company existing as of the date of execution of the release, in a form reasonably satisfactory to the Company (which release shall also obligate you to refrain from soliciting employees, other than Ms. Mager, or any other administrative assistant provided to you pursuant to this Agreement, contractors, vendors, strategic partners, and customers to terminate their relationships with the Company, and to refrain from disparaging the Company, its directors, employees, products or services), you shall receive continued payment of your base salary at your final base salary rate, as well as any employee fringe benefits identified in paragraph 3(c), above (to the extent such fringe benefits can be made generally available to directors or former employees of the Company pursuant to the terms of the applicable fringe benefit plan or policy), for the Specified Period (as defined below) following your Involuntary Termination, and you will immediately become vested in that portion of any unvested stock options previously granted to you by the Company that would have become vested during the Specified Period, including stock options granted under the 1991 Stock Option Plan. In addition, to the extent that you are not eligible for continued group health insurance coverage under the Company's group health insurance plan upon your Involuntary Termination or resignation, the Company will pay the premiums necessary to continue equal or greater coverage for you under COBRA until the earlier of (a) the end of the Specified Period, (b) the end of your COBRA eligibility, or (c) the date on which you first become covered under another group health insurance plan of equal or greater coverage.

If your Involuntary Termination occurs more than 1year after the date of this Agreement, the Specified Period will be 1 year. If your Involuntary Termination occurs less than 1year after the date of this Agreement, the Specified Period will be 2 years less the amount of time that you were employed by the Company following the date of this Agreement.

For purposes of this Agreement, your resignation for "Good Reason" (as defined below) shall also constitute an Involuntary Termination. If you resign for Good Reason pursuant to paragraph 7(b)(v) below, in addition to the salary continuation payments that you will receive for the Specified Period, any unvested stock options the Company has previously granted to you will become immediately and fully vested.

If the termination of your employment by the Company is for (i) "Cause" (as defined in this paragraph 6), (ii) your death, or (iii) your inability to perform the essential functions of your job due to disability even after reasonable accommodation, or if you resign from your employment for other than Good Reason, you will not be entitled to any payments or benefits upon the termination of your employment other than the salary earned by you through the date of your termination, except the retiree medical insurance plan. Notwithstanding the foregoing, in the event that you resign from your employment for other than Good Reason within 90 days following the first day of employment of the Company's next, non-interim Chief Executive Officer, and you sign the general release of claims described above, you shall receive a one-time payment of your base salary at your final base salary rate (no less than $515,000); if you also resign from your position as a member of the Board at the same time, you will immediately become vested in the portion of any unvested stock options previously granted to you by the Company that would have become vested during the one year period following your resignation date.

If you do not execute and deliver to the Company the general release described above within 60 days following; i) your Involuntary Termination, or ii) your resignation within 90 days following the first day of employment of the Company's next, non-interim Chief Executive Officer, you will not be entitled to receive any severance or termination compensation or benefits from the Company, including those described in this paragraph 6, except the retiree medical insurance plan. The Company agrees that after you cease being either an employee or a director, it will instruct its officers and human resources personnel to respond to any inquiries regarding your employment by only confirming the fact and dates of your employment, except as otherwise required by law.

7. Definitions.

(a) For purposes of this Agreement, "Cause" shall exist for termination of your employment if you: (i) engage in a material act of theft or dishonesty, intentional misrepresentations regarding the Company or falsification of any employment or Company records; (ii) improperly use or disclose the Company's confidential or proprietary information; or (iii) are convicted of (including entering a plea of guilty or no contest to) any criminal act, which conviction impairs your ability to perform your services for the Company.

(b) For purposes of this Agreement, "Good Reason" shall mean the existence of any of the following conditions 10 days after the Company's Chief Executive Officer or a majority of the Board actually receives a written notice from you of such condition(s), provided that such notice is provided to the Company's Chief Executive Officer or a majority of the Board within 90 days of the date on which you become aware of the condition:

(i) a decrease in your base salary before April 30, 2004;

(ii) a material decrease in any of your employee fringe benefits described in paragraph 3(c), above, which decrease is not similarly applicable to the Chief Executive Officer of the Company;

(iii) a material, adverse change in your title or duties for the Company, as measured against your title or duties immediately prior to such change;

(iv) the Board's assignment to you of additional duties pursuant to paragraph 2(d) which you choose not to perform;

(v) the failure of the Board to nominate you for re-election to the Board at the conclusion of your current term and/or the Board's failure to undertake the same efforts to secure your re-election to the Board as it undertakes on behalf of the other Board nominees on the slate at that election; or

(vi) any material breach of this Agreement by the Company.

8. Benefits Upon Termination Following a Change in Control. In the event that the Company is subject to a "Change in Control" (as that phrase is defined in the Company's Executive Retention and Severance Plan of October 10, 2001 (the "Plan")), you will be eligible to receive all compensation and benefits in accordance with the terms of that Plan as if you were the Company's Chief Executive Officer. In the event that you receive the severance compensation or benefits pursuant to Section 5 of the Plan, you will not receive the severance compensation or benefits under paragraph 6 of this Agreement.

9. Invention and Assignment Agreement. You shall continue to be bound by the terms and conditions of any agreements between you and the Company related to the protection of the Company's confidential and proprietary information and/or assignment of inventions. At your request, the Company will allow you to sign its current Invention and Assignment Agreement, provided that it shall be made effective as of the first day of your employment with the Company.

10. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your rights or obligations under this Agreement.

11. Press Release. The Company will promptly issue the press release attached hereto as Exhibit A to announce your acceptance of the Chairman position and your resignation from your position as Chief Executive Officer.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In any litigation arising out or in connection with or relating to the terms of this Agreement or the breach or alleged breach thereof, the prevailing party shall be entitled to recover its attorneys' fees.

13. Attorneys' Fees. The Company will reimburse you for up to $30,000 of reasonable, documented attorneys' fees incurred by you in the negotiation and documentation of this Agreement.

14. Entire Agreement. This Agreement, along with any agreements described in Paragraphs 3, 8 and 9 above and any agreements concerning your indemnification by the Company, constitutes the entire agreement between you and the Company regarding the terms and conditions of your continued employment with the Company, and it supersedes all prior negotiations, representations, and agreements, whether written or oral, concerning your employment with the Company and/or the termination of your employment. (This Agreement does not affect any stock option or restricted stock agreements between you and the Company, which remain in full force and effect.) This Agreement may only be modified or amended by a supplemental written agreement signed by you and the Chief Executive Officer or the General Counsel of the Company.

Laurence, we look forward to your continued service with the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Special Compensation and Continued Employment Agreement.

Sincerely,

Protein Design Labs, Inc.

By:___________________________

Douglas O. Ebersole,
Senior Vice President,
Legal and Licensing

I agree to and accept continued employment with Protein Design Labs, Inc. on the terms and conditions set forth in this Special Compensation and Continued Employment Agreement.

Date: May 1, 2002           _________________________
                                      Laurence Jay Korn, Ph.D.